Exhibit 10.8

Non-Employee Directors’ Compensation for 2015

At its regularly scheduled meeting on December 2, 2014, the Board of Directors of Aqua America, Inc., upon the recommendation of its Corporate Governance Committee and its Executive Compensation Committee, approved the following directors’ compensation for 2015 for the non-employee directors of Aqua America, Inc.: (1) an annual cash retainer of $50,000; (2) an annual cash retainer for the Chair of the Executive Compensation Committee of $12,500; (3) an annual cash retainer for the Chair of the Audit Committee of $12,500; (4) an annual cash retainer for the Chair of the Corporate Governance Committee of $10,000; (5) an annual cash retainer for the Independent Lead Director of $25,000; (6) a meeting fee of $2,000 for each meeting of the Board of Directors; (7) a meeting fee of $1,500 per meeting for meetings of the Board Committees; and (8) an annual stock grant to directors of $60,000, rounded to the nearest 100 shares payable on the first of the month following the Annual Meeting of Shareholders; and, (9) in the event the Board of Directors establishes the position of non-executive Chairman of the Board, the non-executive Chairman shall be paid a retainer in the amount of $200,000 per year, the normal Director equity award as set forth above, and shall receive no separate meeting fees as compensation for his role as non-executive Chairman of the Board. All Directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.